EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated February 12, 2007, with respect to the financial statements of Wilson Holdings, Inc. as of December 31, 2006 and 2005, and for the years ended December 31, 2006, 2005 and 2004, and to the reference to our firm under the caption "Experts" in the prospectus.

/s/ PMB Helin Donovan, LLP

Austin, Texas
April 10 , 2007